Exhibit 23.3

RP® FINANCIAL, LC.

Financial Services Industry Consultants

May 9, 2007

Board of Directors
FSB Community Bankshares, MHC
FSB Community Bankshares, Inc.
Fairport Savings Bank
45 South Main Street
Fairport, New York 14450

To the Boards of Directors:

We hereby consent to the use of our firm’s name in the Forms SB-2 and MHC-2 and any amendments thereto, for FSB Community Bankshares, Inc. We also hereby consent to the inclusion of, summary of and references to our Appraisal Report in such filings, and the Registration Statement on Form SB-2, and any amendments thereto, including the prospectus of FSB Community Bankshares, Inc.

Sincerely, RP® FINANCIAL, LC.

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